UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2007

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 313-5300

  Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2007, Cree, Inc., a North Carolina corporation (the “Company”) and COTCO Holdings Limited, a Hong Kong company (“Holdings”), entered into a Share Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company will acquire all of the outstanding share capital of COTCO Luminant Device Ltd., a Hong Kong company and a wholly-owned subsidiary of Holdings (“COTCO”), in exchange for consideration consisting of 7,604,785 shares of the Company’s common stock and $70 million cash. The cash portion of the purchase price will be subject to a working capital adjustment after closing of the transaction. Additional consideration of up to $125 million may be payable to Holdings or its designees in the event COTCO achieves specific EBITDA targets over the Company’s next two fiscal years. The Company may elect to pay the additional consideration, if any, in cash, shares of the Company’s common stock or a combination of cash and stock, so long as the total number of shares of the Company’s stock issued to Holdings relating to the transaction is less than 9.99% of the Company’s then outstanding common stock (taking into account the issuance).

The Purchase Agreement contains customary representations, warranties and covenants by the parties. In addition, the Company covenants to file an application with the North Carolina Secretary of State requesting a hearing upon the terms and conditions of the Company’s proposed issuance of shares in the transaction, to be held as soon as practicable after such filing, in order to cause the issuance and delivery of such shares to be exempt from registration under applicable securities laws. The Purchase Agreement provides for the shares to be issued in a private placement if the North Carolina Secretary of State has not issued an order approving the transaction (the “North Carolina Permit”) within a specified period. Holdings covenants to provide certain financial statements for COTCO to the Company, including a reconciliation of certain financial statements to United States generally accepted accounting principles (at the Company’s expense), and not to engage in a business competing with COTCO’s business for three years following closing.

The obligations of the Company and Holdings to close the transaction are subject to customary conditions. The Company’s obligations to close the transaction are subject to additional conditions relating to completion of certain restructuring transactions relating to COTCO and its subsidiaries, the employment of certain COTCO employees, receipt of evidence that COTCO and its subsidiaries have repaid specified indebtedness and COTCO’s entry into certain agreements supporting its business (relating to services previously provided under contracts with Holdings).

The Company and Holdings have agreed to indemnify each other for breaches of or inaccuracies in representations and warranties made in the Purchase Agreement, generally subject to a cap of $50 million. At closing, Holdings will deliver certificates for shares of the Company’s common stock valued at $20 million into an escrow for 18 months to be held as a source of recovery in the event the Company must seek indemnity from Holdings.

Closing of the transactions contemplated by the Purchase Agreement is targeted for late March or April 2007. Either party may terminate the Purchase Agreement if the closing has not occurred by August 31, 2007.

At closing, the parties intend to enter into various other agreements, including with respect to certain services that Holdings and COTCO will provide to each other for a transition period following closing and a long-term supply agreement by which a subsidiary of Holdings will purchase a quarterly volume of LED lamp products, consistent with historical purchases, from COTCO on competitive terms.

In connection with the Purchase Agreement, on March 11, 2007 the Company and Holdings also entered into a Shareholders’ and Registration Rights Agreement (the “Shareholders’ Agreement”), under which Holdings agreed that it will not transfer any of the shares of the Company’s common stock it receives at the closing of the transaction until one year after the closing date, at which time Holdings may transfer up to 50% of the shares. The contractual restrictions on the remaining shares issued at closing will lapse on the second anniversary of the closing. Under the Shareholders’ Agreement, the Company also agrees to grant certain registration rights to Holdings relating to the shares of Company’s common stock issued in the transaction if the North Carolina Permit is not obtained.

This report contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, such as the ability of the parties to satisfy conditions to closing the transaction; the possibility that the transaction will not close; the ability of COTCO to achieve the targets necessary to trigger payment of the additional consideration; and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 25, 2006, and subsequent filings. Any forward-looking statements included in this report are as of the date made and the Company does not intend to update them if its views later change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

Item 8.01	Other Events

On March 12, 2007, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated March 12, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ John T. Kurtzweil
John T. Kurtzweil
Executive Vice President – Finance and Chief Financial Officer

Date: March 12, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated March 12, 2007